Exhibit 23.1

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Form S-1 (File No. 333-266088), Form S-8 (File No. 333-218175) and Form S-8 (File No. 333-260225) of HealthLynked Corp. of our report dated March 31, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of HealthLynked Corp. as of and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of HealthLynked Corp.

/s/ RBSM LLP

Houston, TX
March 31, 2025

New York, NY Washington DC Mumbai & Pune, India Boca Raton, FL

Houston, TX San Francisco, CA Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide